EXHIBIT 99.1

RBC Reports Record 2007 Earnings

Contacts:
Halliburton Investor Relations, 972-458-8000
Geralyn DeBusk, gdebusk@halliburtonir.com
Chase Zavoina, czavoina@halliburtonir.com
Jeff Elliott, jelliott@halliburtonir.com

Irving, Texas (March 6, 2008) – RBC Life Sciences, Inc. (OTCBB: RBCL) today announced that net sales for the year-ended December 31, 2007 increased 25 percent to $27.0 million, compared to net sales of $21.7 million for the year-ended December 31, 2006. The Company’s net earnings for 2007 improved more than 280 percent to $1.7 million, or $0.08 per diluted share, compared to net earnings of $436,000, or $0.02 per diluted share in 2006.

“The significant increase in net sales and earnings this year is a direct result of the exceptional sales growth in both our nutritional supplements and our medical products segments, in addition to an overall improvement in our operating profit margin,” stated Clinton Howard, Chairman and CEO. “The noteworthy growth of our international nutritional supplement sales under license agreements was particularly strong. We look forward to further developing our international business throughout 2008 as we see that as a strong growth driver for the company. Additionally, comparative earnings for 2006 were lower due to expenses associated with an office in Asia that was sold in October 2006.”

RBC Life Sciences develops, manufactures and markets skin care products and food supplements providing nutrients often found to be low or missing in modern diets. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed.

MPM Medical, a wholly owned subsidiary of RBC, develops and markets proprietary prescription and nonprescription products for wound and pain management, sold through medical-surgical dealers to nursing homes, hospitals and cancer clinics.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company’s filings with the Securities and Exchange Commission.

(continued)

RBC Life Sciences 2007 Earnings
March 6, 2008

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Years Ended December 31,
	2007	2006
Net sales	$27,029	$21,697
Gross profit	14,899	13,118
Operating profit	2,899	966
Earnings before income taxes	2,689	714
Provision for income taxes	997	278
Net earnings	1,692	436

Earnings per share – basic	$0.08	$0.02
Earnings per share – diluted	0.08	0.02

Weighted average shares outstanding – basic	20,396	20,164
Weighted average shares outstanding – diluted	22,206	22,047

RBC Life Sciences, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$6,369	$3,220
Inventories	4,725	2,651
Other current assets	1,334	1,062

Total current assets	12,428	6,933
Other assets	6,730	6,706

Total assets	$19,158	$13,639

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	$4,431	$2,015
Deferred revenue	4,323	2,504
Other current liabilities	136	480

Total current liabilities	8,890	4,999
Other liabilities	2,690	3,033
Shareholders’ equity	7,578	5,607

Total liabilities and shareholders’ equity	$19,158	$13,639

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